Exhibit 4.37

Dated 5 April 2013

_________________________

XINGANG SHIPPING LTD
as borrower

and

DIANA TRADING LTD.
and
EUROSEAS LTD.
as Corporate Guarantors

and

ALCINOE SHIPPING LIMITED
GREGOS SHIPPING LIMITED
as Corporate Guarantors

- and -

HSBC BANK PLC
as Bank

_______________________________________

Addendum Nr. 2 to the Loan Agreement
dated 14 November 2006
in respect of a certain loan facility of US$20,000,000
_______________________________________

TABLE OF CONTENTS

1	Definitions	6

2	Amendments to the Principal Agreement	6

3	Construction of the Principal Agreement and the other Security Documents	10

4	Supplemental Security Documents	10

5	Conditions Precedent	11

6	Representations, Warranties and Covenants	12

7	Agreement of the Bank	14

8	Fees Costs and Expenses	14

9	Headings and Counterparts	15

10	Continuation of the Principal Agreement and other Security Documents	15

11	Further Assurance	15

12	Joint and Several Liability	15

13	Notices	16

14	Applicable Law-Jurisdiction	16

EXECUTION PAGE		18

THIS ADDENDUM Nr. 2 is made this 5th day of April 2013.

BY AND AMONG

1.
XINGANG SHIPPING LTD, a corporation organised and existing under the laws of the Republic of Liberia, having its registered office at 80 Broad Street, Monrovia, Liberia (the "Borrower"); as borrower and

2.
DIANA TRADING LTD., a company organised and existing under the laws of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "First Corporate Guarantor"); as corporate guarantor and

3.
EUROSEAS LTD., a company organised and existing under the laws of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Second Corporate Guarantor") (and together with the First Corporate Guarantor the "Corporate Guarantors"); as corporate guarantor and

4.
ALCINOE SHIPPING LIMITED a corporation duly formed and existing under the laws of the Republic of Cyprus, whose registered office is at Tribune House, 10 Skopa street, Nicosia, Cyprus, ("Alcinoe"), as corporate guarantor and

5.
GREGOS SHIPPING LIMITED, a company organised and existing under the laws of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 ("Gregos" and together with Alcinoe the "Released Guarantors"), as corporate guarantor and

6.
HSBC BANK PLC, a banking company duly incorporated under the laws of England whose registered office is at 8 Canada Square, London E14 5HQ England, acting for the purposes hereof through its branch at European Corporate & Structured Banking Centre, L28, 8 Canada Square, London E14 5HQ, United Kingdom (the "Bank" which includes its successors and assigns) as lender.

WHEREAS

A.
Pursuant to a loan agreement dated 14 November 2006 (hereinafter called as it has been amended by an addendum Nr. 1 thereto dated 14 April 2010 the "Principal Agreement" and as the same is hereby amended and as it may, from time to time, be further amended, supplemented or varied, the "Loan Agreement") made by and among the Bank as lender and the Borrower as borrower and the Corporate Guarantors as joint and several guarantors, the Bank has advanced to the Borrower a certain term loan facility in the amount of United States Dollars Twenty million (US$20,000,000) (the "Loan" which expression includes the amount thereof from time to time outstanding and owing to the Bank thereunder) for the purposes and upon the terms and conditions referred to therein.

B.
The Borrower and the Bank have entered into a master swap agreement (on the 1992 ISDA Master Agreement Multicurrency-Cross-border form) dated 14 November 2006 (hereinafter called, together with its schedule, the "Principal ISDA Master Agreement" and as amended by the ISDA Amendment Agreement, hereinbelow defined, and as it may from time to time be further amended, supplemented or varied hereinafter referred to as the "ISDA Master Agreement").

C.
Pursuant to the Principal Agreement, and as security for, inter alia, the due and punctual repayment of the Loan and payment of interest and fees accrued thereon and of all other sums of money whatsoever from time to time due and owing from the Borrower to the Bank and the performance of all the obligations of the Borrower under the Principal Agreement, the Principal ISDA Master Agreement and the other Security Documents, the Bank has been provided, inter alia, with:

(i)
a first preferred Liberian mortgage dated 15 November 2006 executed by the Borrower in favour of the Bank over the m/v "YM XINGANG I", registered in the ownership of the Borrower under the Liberian flag, with Official Number 13124 which was renamed to "MARINOS" on 25 October 2011 (hereinafter called "MARINOS"), which mortgage was recorded with the Office of the Deputy Commissioner of Maritime Affairs of the Republic of Liberia at 06:01 A.M. E.S.T. on 15 November 2006 in Book PM 58, at Page 759 (hereinafter called the "Marinos Mortgage");

(ii)
a third preferred Marshall Islands mortgage dated 15 November 2006 executed by the First Corporate Guarantor in favour of the Bank over the m/v "IRINI", registered in the ownership of the First Corporate Guarantor under the Marshall Islands flag, with Official Number 1773 ("IRINI"), which mortgage was recorded in the indexes maintained by the Maritime Administrator of the Marshall Islands on 15 November 2006 at 11:00 AM E.E.T at Piraeus, Greece, in Book PM-17 at Page 754;  (hereinafter the "Irini Mortgage");

(iii)
a certain corporate guarantee dated 2 April 2006 granted by Alcinoe, whereby Alcinoe has irrevocably and unconditionally guaranteed by way of indemnity, as primary obligor and debtor (and not as surety only), the full, prompt and punctual payment of the Loan and interest thereon and of all other moneys and liabilities whether actual or contingent which may be owed to the Bank by the Borrower, under the Loan Agreement and the other Security Documents and the performance and observance of all terms and conditions to be performed and observed by the Borrower under the Loan Agreement and the other Security Documents (the "Alcinoe Guarantee").

(iv)
a first priority statutory Cypriot mortgage dated 2 April 2007 over the m/v "GREGOS", registered in the ownership of Alcinoe under the laws and flag of Cyprus with IMO nr. 8307210 (the "Collateral Vessel"), and a deed of covenants collateral thereto wherein a first priority assignment of all the

Earnings and Insurances and any Requisition Compensation of the Collateral Vessel in favour of the Bank was also incorporated, and which mortgage was discharged on 14 June 2007, whereat the Collateral Vessel was sold to Gregos and was registered in the ownership of Gregos under the Marshall Islands flag;

(v)
a certain corporate guarantee dated 14 June 2007 granted by Gregos, whereby Gregos has irrevocably and unconditionally guaranteed by way of indemnity, as primary obligor and debtor (and not as surety only), the full, prompt and punctual payment of the Loan and interest thereon and of all other moneys and liabilities whether actual or contingent which may be owed to the Bank by the Borrower, under the Loan Agreement and the other Security Documents and the performance and observance of all terms and conditions to be performed and observed by the Borrower under the Loan Agreement and the other Security Documents (the "Gregos Guarantee" and together with the Alcinoe Guarantee the "Released Guarantees").

(vi)
(a) a first preferred Marshall Islands mortgage dated 14 June 2007 executed by Gregos in favour of the Bank over the Collateral Vessel, which mortgage was discharged on 11 December 2009 following the sale of the Collateral Vessel; and (b) a first priority assignment of all the Earnings and Insurances and any Requisition Compensation of the Collateral Vessel in favour of the Bank (the "Gregos Assignment" and together with the Alcinoe Guarantee, and the Gregos Guarantee, the "Released Documents").

D.
By a letter dated 28th May 2012 the Bank has notified to the Borrower and the other Obligors that pursuant to Clause 14 of the Loan Agreement the lending office of the Bank has changed as from 1 June 2012 and the Bank for the purposes of the Loan Agreement and the other Security Documents is acting through its office at European Corporate & Structured Banking Centre, L28, 8 Canada Square, London E14 5HQ, United Kingdom.

E.
The Obligors have made certain repayments of the Loan and on the date hereof the outstanding principal amount of the Loan is United States Dollars Five million Seven hundred Fifty thousand (US$ 5,750,000).

F.
The Obligors have requested the Bank to (i) release the Released Guarantors from their respective obligations, as against the Bank, under the Released Documents and (ii) consent to the amendment of the repayment schedule of the Loan in the manner hereinafter set forth.

G.	The Bank has agreed to consent to the requests referred to in Recital F above on the condition (inter alia) that:

(i)	the Borrower and the Corporate Guarantors enter into this Addendum Nr. 2 with the Bank; and

(ii)	the Borrower enters into an amendment to the Principal ISDA Master Agreement with the Bank incorporating certain amendments thereto (the "ISDA Amendment Agreement"); and

(iii)	the Borrower enters into an amendment to the Marinos Mortgage (the "Marinos Mortgage Amendment"); and

(iv)	the First Corporate Guarantor enters into an amendment to the Irini Mortgage (the "Irini Mortgage Amendment")

H.
In connection with the foregoing, the parties hereto have agreed to partially amend the Principal Agreement by entering into this Addendum Nr. 2, keeping all the other provisions of the Principal Agreement in full force and effect.

NOW THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration (receipt of which is hereby acknowledged) the parties do hereby agree as follows:

1	DEFINITIONS

1.01
In this Addendum Nr. 2 (which term shall include any addenda, amendments or supplements hereto) and in the Recitals hereof capitalised terms not otherwise defined herein shall have the meanings ascribed to them in the Principal Agreement and furthermore:

"Supplemental Security Documents" means each of the documents referred to in Clause 4 hereof which are to be executed and delivered on or prior to the date hereof in accordance with the terms hereof;

2	AMENDMENTS TO THE PRINCIPAL AGREEMENT

2.01	With effect from the date hereof the following definitions of Clause 1.02 of the Principal Agreement are amended to read as follows:

"Bank" means HSBC BANK PLC, a banking company duly incorporated under the laws of England whose registered office is at 8 Canada Square, London E14 5HQ England, acting for the purposes hereof through its branch at European Corporate & Structured Banking Centre, L28, 8 Canada Square, London E14 5HQ, United Kingdom, and includes its successors and assignees.

"Final Maturity Date" means the 15 November 2015.

"Margin" means (i) as from the Drawdown Date up to (and including) the 1 April 2007 zero point nine hundred thirty five per cent (0.935%) per annum, (ii) as from 2 April 2007 up to and including the 14 March 2013 zero point ninety per cent (0.90%) per annum and (ii) from as from the 15 March 2013 (inclusive) and thereafter throughout the Security Period five point thirty per cent (5.30%) per annum.

"Mortgages" means collectively the First Preferred Liberian Mortgage on the vessel "YM XINGANG I", which has been renamed to "MARINOS" on 25 October 2011 as same has been or will be amended by the Marinos Mortgage Amendment, and the Third Preferred Marshall Islands mortgage on the vessel "IRINI", as the same has been or will be amended by the Irini Mortgage Amendment, and as either of them may be further amended, varied or supplemented from time to time and in the singular means either of them.

"Security Documents" means collectively this Agreement, as amended by the Addendum Nr. 1 and the Addendum Nr. 2, the ISDA Master Agreement, the Guarantees, the Mortgages, the Assignments, the Specific Assignment, and any such other documents as may have been or shall hereafter be executed to secure all, or any of the sums of money from time to time owing (whether the same shall be due and payable or not) by the Borrower hereunder.

2.02	With effect from the date hereof the following definitions are inserted in Clause 1.02 of the Principal Agreement, in their proper alphabetical order, to read follows:

"Addendum Nr. 1" means the addendum to this Agreement, entered (inter alios) into by and among the Bank, as lender the Borrower, as borrower and the Corporate Guarantors as joint and several guarantors dated 14 April 2010.

"Addendum Nr. 2" means the addendum to this Agreement, entered (inter alios) into by and among the Bank, as lender the Borrower, as borrower and the Corporate Guarantors as joint and several guarantors dated 5 April 2013.

"Group" means the Obligors and all subsidiaries of the Second Corporate Guarantor;

"Irini Mortgage Amendment" means the amendment agreement of the Third Preferred Marshall Islands mortgage on the Vessel "IRINI" dated 5 April 2013.

"ISDA Master Agreement" means the master agreement (on the 1992 ISDA (Multicurrency – Cross-border) form) together with the Schedule thereto, both dated 14 November 2006, as amended and supplemented by the ISDA Amendment Agreement, each made between the Borrower and the Bank, and as it may from time to time be further amended, varied or supplemented and includes all Transactions (as defined therein) entered into and Confirmations (as defined therein) exchanged thereunder from time to time.

"ISDA Amendment Agreement" means the amendment to the ISDA Master Agreement dated 5 April 2013.

"Marinos Mortgage Amendment" means the amendment agreement of the First Preferred Liberian mortgage on the Vessel "YM XINGANG I" (renamed to "MARINOS" on 25 October 2011) dated 5 April 2013.

2.03	With effect from the date hereof Clause 4.01 shall be amended in its entirety so as to read as follows:

"4.01 The Borrower shall repay the Loan by (i) eleven (11) consecutive quarterly Repayment Instalments, the first three (3) such Repayment Instalment being in the amount of Two hundred Fifty thousand U.S. Dollars ($250,000) each, and the next eight (8) such Repayment Instalments being in the amount of Two hundred thousand U.S. Dollars ($200,000) each, the first such Repayment Instalment being due and payable on the 15 May 2013 and each subsequent such Repayment Instalment being due and payable on each of the dates falling three (3) months after the immediately preceding Repayment Date; and (ii) one (1) Balloon Instalment equal to Three million Four hundred thousand U.S. Dollars ($3,400,000) payable together with the last (11th) Repayment Instalment; PROVIDED that (a) if the last Repayment Instalment would otherwise fall after the Final Maturity Date, the final Repayment Instalment shall be paid on the Final Maturity Date, and (b) there shall be no Repayment Dates after the Final Maturity Date."

2.04	With effect from the date hereof Clause 4.04 shall be amended in its entirety so as to read as follows:

 "4.04 (a) If subject to the provisions of Clause 8.02 (viii), the Vessel YM XINGANG I (renamed to MARINOS) is sold, the Borrower shall prepay to the Bank the Loan together with the accrued interest."

2.05	With effect from the date hereof the new Clauses 4.05, 4.06 and 4.07 shall be inserted after clause 4.04 reading as follows:

"4.05                 (a)           If subject to the provisions of Clause 8.02 (viii) the Vessel Irini is sold, the Borrower shall prepay to the Bank the Loan together with the accrued interest.
(b)       Without prejudice to the provision of Clause 4.05(a) above, in case the Vessel IRINI is sold on or prior to the 28th February 2014 and PROVIDED ALWAYS that no Event of Default (or an event which with the giving of notice, lapse of time or other condition or a combination thereof would constitute and Event of Default) has occurred and is continuing, the Borrower shall have the option, to be exercised in writing at any time before payment becomes due (the "Due Date") to the Bank pursuant to Clause 4.05(a), to nominate to the Bank an alternative ship as security for the obligations of the first Corporate Guarantor under the Corporate Guarantee and this Loan Agreement and the other Security Documents.
(c)      The Bank in its reasonable discretion, may accept such nominated ship (the "Substitute Ship") as security, and the Borrower shall, in lieu of making payment of the amount due on the Due Date, provide the documents and evidence referred to in Clause 4.06 on or before the Due Date.
(d)  If the Bank does not accept a Substitute Ship (acting reasonably), the Borrower shall comply with Clause 4.05(a).

4.06                 If the Bank approves a Substitute Ship, the Borrower, at its own cost, shall [and ensure and procure that the other Obligors and the owner of such Substitute Ship (the "Collateral Owner") shall] on or before the Due Date:

(i)      provide to the Bank documentation and evidence in respect of the Substitute Ship and the Collateral Owner as the Bank, may reasonably require and in form and substance satisfactory to the Bank and its legal advisors;
(ii)      enter into such documentation supplemental to this Loan Agreement, the ISDA Master Agreement and the other Security Documents as the Bank, may reasonably require and in form and substance satisfactory to the Bank and its legal advisors;
(iii)                 provide to the Bank, duly executed and, where appropriate, registered in favour of the Bank (a) a guarantee and indemnity by the Collateral Owner, (b) a first priority mortgage over the Substitute Ship, (c) a first priority assignment of the Earnings, Insurances and Requisition Compensation of the Substitute Ship and (d) a first priority assignment pledge and charge over an account in the name of the Collateral Owner where the Earnings of the Substitute Ship shall be paid, all in form and substance satisfactory to the Bank and its legal advisors.

4.07                 Following the execution and registration of the documents referred to in Clauses 4.06 (ii) and (iii):

(i) the Substitute Ship shall be considered as a Vessel hereunder and
(ii) the Collateral Owner shall be considered as an Obligor and an Owner hereunder and
(iii) the documents referred to in Clause 4.06 (ii) and (iii) shall be considered as Security Documents hereunder."

2.06	With effect from the date hereof a new Clause 8.12 shall be inserted after Clause 8.11 reading as follows:

"8.12                 As from the 1st November 2013 and thereafter at any time throughout the whole Security Period the Obligors shall ensure and procure that unencumbered deposits are maintained with the Bank, to the credit of an account or accounts held with the Bank in the name of any member of the Group, in an amount at least equal to United States Dollars Four hundred thousand ($400,000)."

2.07	With effect from the date hereof Clause 16.02 shall be amended in its entirety so as to read as follows:

"16.02. Every notice, request, demand or other communication shall be sent:

(1)	to the Obligors at:
c/o EUROBULK LTD
4, Messogiou & Evropis Street,
151 24 Marousi,
Athens,
Greece.
Tel: +30 211 180 4066
Fax: +30 211 180 4097

(2)	to the Bank at:
European Corporate & Structured Banking Centre,
L28, 8 Canada Square,
London E14 5HQ,
United Kingdom.
Tel: +44 (0)207 992 1188

Fax: +44 (0)207 991 4619
Attn. Nr. Alastair Muir.

Or such other address or telex number as is notified by one party to the other party hereunder."

3	CONSTRUCTION OF THE PRINCIPAL AGREEMENT AND THE OTHER SECURITY DOCUMENTS

3.01
With effect from the date hereof all references in the Principal Agreement to "this Agreement" shall be construed as references to the Principal Agreement as amended and/or supplemented by this Addendum Nr. 2 and the words "hereby", "hereof", "herein", "hereunder" and the like shall be construed accordingly; and

3.02
With effect from the date hereof all references in the Principal Agreement to "the ISDA Master Agreement" shall be construed as references to the Principal ISDA Master Agreement as amended and/or supplemented by the ISDA Amendment Agreement and the words "thereby", "thereof", therein", "thereunder" and the like shall be construed accordingly; and

3.03
With effect from the date hereof all references in any of the Security Documents to the "Agreement" or to the "Loan Agreement" or to the "ISDA Master Agreement" shall be construed respectively as references to the Principal Agreement as amended and/or supplemented by this Addendum Nr. 2 and to the Principal ISDA Master Agreement as amended and/or supplemented by the ISDA Amendment Agreement and the words "thereby", "thereof", therein", "thereunder" and the  like shall be construed accordingly; and

3.04
With effect from the date hereof all references in the Loan Agreement or in the ISDA Master Agreement or in any other of the Security Documents to the Security Documents (including references in the Security Document in question to itself) shall be construed as to include the Supplemental Security Documents referred to in Clause 4 hereof and the words "herein", "hereof", "hereunder", "therein", "thereof" and the like shall be construed accordingly.

4	SUPPLEMENTAL SECURITY DOCUMENTS

4.01	On or prior to the date hereof the Borrower and the Corporate Guarantors shall ensure and procure that the Bank is provided in form and substance satisfactory to the Bank and its legal advisors with:

4.01.01	the Marinos Mortgage Amendment duly executed by the Borrower and registered with the Liberian Registry; and

4.01.02	the Irini Mortgage Amendment duly executed by the First Corporate Guarantor and registered with the Marshall Islands Registry; and

4.01.03	the ISDA Amendment Agreement duly executed by the Borrower.

5	CONDITIONS PRECEDENT

5.01
The Bank shall have no obligation to consent to the requests of the Obligors referred to in Recital F hereof unless the Bank has received the following in form and substance satisfactory to the Bank, in all respects, on or prior to the date hereof:

5.01.01	this Addendum Nr. 2 duly executed;

5.01.02
certificate of incumbency of each Obligor signed by its respective secretary or a director thereof, stating, inter alia, the officers and/or directors of same as well as details as to the share capital, as well as to the due authority of any person signing this Addendum Nr. 2, the Supplemental Security Documents and any other documents executed pursuant hereto or thereto;

5.01.03
minutes of meeting of the directors and shareholders of each of the Borrower and the First Corporate Guarantor (and any corporate shareholder thereof) at which there was approved the entry into, execution delivery and performance of this Addendum Nr. 2, the Supplemental Security Documents and any other documents executed pursuant hereto or thereto to which each Corporate Obligor is a party;

5.01.04
evidence of the due authority of any person signing this Addendum Nr. 2, the Supplemental Security Documents and any other documents executed pursuant hereto or thereto on behalf of each Corporate Obligor;

5.01.05	certificate or other evidence satisfactory to the Bank, in respect of the existence and good standing of the Corporate Obligors;

5.01.06	the Supplemental Security Documents referred to in Clause 4 hereof, all duly executed, delivered to the Bank and where appropriate duly registered with the relevant authorities;

5.01.07
confirmation from any agents for service of process nominated in this Addendum Nr. 2 and elsewhere in the Supplemental Security Documents for the acceptance of any notice of service of process that they consent to such nomination;

5.01.08
(if required by the Bank) opinions from lawyers appointed by the Bank at the Obligors' expense as to all such aspects of law as the Bank shall deem relevant for this Addendum Nr. 2 and the Supplemental Security Documents and any other documents executed pursuant thereto or hereto;

5.01.09
payment to the Bank of an amount of Two thousand Five hundred Euros (€2,500) plus disbursements and VAT thereon in respect of legal fees of the Greek legal advisors of the Bank in respect of this Addendum Nr. 2 and the Supplemental Security Documents;

5.01.10	payment to the Bank of an amount of Nine hundred US Dollars ($900) plus disbursements and VAT thereon (if applicable) in respect of legal fees of the

Liberian/Marshall Islands legal advisors of the Bank in respect of this Addendum Nr. 2 and the Supplemental Security Documents;

5.01.11	payment to the Liberian Registry of all fees and expenses for the registration of the Marinos Mortgage Amendment;

5.01.12	payment to the Marshall Islands Registry of all fees and expenses for the registration of the Irini Mortgage Amendment; and

5.01.13	any other document as the Bank may reasonably request.

PROVIDED HOWEVER THAT the Bank may in its absolute discretion consent to the requests referred to in Recital F hereof notwithstanding that all the conditions specified in this Clause 5 have not been fulfilled and in this event the Obligors hereby covenant to procure the fulfilment of such conditions within ten (10) days after the date hereof or at such other time specified by the Bank.

5.02
Notwithstanding the foregoing, the Bank shall have no obligation to consent to the requests referred to in Recital F hereof if an Event of Default or an event which with the giving of notice, or lapse of time or otherwise, might constitute an Event of Default, has occurred and is continuing.

6	REPRESENTATIONS, WARRANTIES AND COVENANTS

6.01
As at the date hereof the Borrower and the Corporate Guarantors make, repeat and restate, as the case may be, all the representations, warranties and covenants set forth in the Principal Agreement, mutatis mutandis, as of the date hereof.

6.02	In addition to the above the Borrower and the Corporate Guarantors hereby represent and warrant to the Bank as at the date of this Addendum Nr. 2 that:

6.02.01
each Corporate Obligor is a legal entity duly formed and validly existing under the laws of the country of its incorporation and has the power and authority to own its assets and carry on its business in each jurisdiction in which it owns assets or carries on business;

6.02.02
each Obligor has power to enter into this Addendum Nr. 2 and the Supplemental Security Documents to which each it is a party and to perform and discharge its duties and liabilities hereunder and thereunder and that all necessary action (whether corporate or otherwise) required to authorise the execution, delivery and performance of this Addendum Nr. 2 and the Supplemental Security Documents has been duly taken;

6.02.03
the execution, delivery and performance of this Addendum Nr. 2 and the Supplemental Security Documents will not contravene or exceed the powers granted to each Corporate Obligor by, or any provision of, any law or regulation in any jurisdiction to which such Corporate Obligor is subject, any order or decree of any governmental agency or court of or in any jurisdiction to which each Corporate Obligor is subject, the certificates of incorporation, memoranda and articles of association of each Corporate

Obligor or any mortgage, deed, contract or agreement to which such Corporate Obligor is a party and which is binding upon such Corporate Obligor's assets, and will not cause any Encumbrance to arise over or attach to all or any part of its revenues or assets nor require any Corporate Obligor to create any such Encumbrance save for the Encumbrances contemplated by the Security Documents;

6.02.04
all consents, licences, approvals, registrations, authorisations or declarations in any jurisdiction to which each Corporate Obligor is subject as required to enable each Corporate Obligor to lawfully enter into and perform and discharge its duties and liabilities under this Addendum Nr. 2 and the Supplemental Security Documents to which it is a party and to ensure that the duties and liabilities of each Corporate Obligor hereunder and thereunder are legal, valid and enforceable in accordance with the terms of this Addendum Nr. 2 and the Supplemental Security Documents to which it is a party and to make this Addendum Nr. 2 and the Supplemental Security Documents admissible in evidence in such aforesaid jurisdictions have been obtained or made and are in full force and effect;

6.02.05
this Addendum Nr. 2 and the Supplemental Security Documents constitute legal, valid, binding and unconditional duties and liabilities of the Obligors, enforceable against the Obligors in accordance with the terms hereof;

6.02.06	the information provided to the Bank in relation to this transaction is true and correct in all material respects and does not omit any material detail;

6.02.07
save for the recordation of the Marinos Mortgage Amendment with the competent Liberian authority and of the Irini Mortgage Amendment with the competent Marshall Islands authority, it is not necessary or advisable to ensure the legality, validity, enforceability or admissibility in evidence of this Addendum Nr. 2 and the Supplemental Security Documents, that any of them be filed, recorded or enrolled with any governmental authority or agency or that they be stamped with any stamp, registration or similar transaction tax in the Republic of Greece, or the Republic of Liberia, or the Republic of the Marshall Islands, or in any other country where any Corporate Obligor carries on business;

6.02.08
no Obligor is in default under any agreement to which it is a party or by which it may be bound and no litigation, arbitration, tax claim or administrative proceeding for an amount exceeding US Dollars Two hundred Fifty thousand (US$250,000) is current or pending or (to the knowledge of the Obligors) threatened;

6.02.09	the financial condition of the Obligors has not suffered any material deterioration since that condition was last disclosed to the Bank;

6.02.10
the choice of law agreed to govern this Addendum Nr. 2 and the Supplemental Security Documents and the submission to the jurisdiction of the courts agreed in each of this Addendum Nr. 2 and the Supplemental Security Documents are or will be on execution of the respective Supplemental Security Documents valid and binding on the Obligors; and

6.02.11
the authority of the representatives of each Corporate Obligor executing this Addendum Nr. 2 and the Supplemental Security Documents or any one of them has not been revoked or otherwise ceased and remains in full force and effect.

7	AGREEMENT OF THE BANK

7.01
The Bank relying upon each of the representations and warranties set out in Clause 6 and subject to and upon the terms and conditions of this Addendum Nr. 2 and in particular but without limitation subject to the fulfilment of the conditions precedent set out in Clause 5.01 on or before the date hereof and to the condition that no Event of Default or an event which with the giving of notice, or lapse of time or otherwise, might constitute an Event of Default, has occurred and continues, hereby:

7.01.01	agrees to the amendments of the Principal Agreement on the terms set out in Clause 2 of this Addendum Nr. 2 and

7.01.02	releases the Released Guarantors from their respective obligations against the Bank arising under the Released Documents;

8	FEES COSTS AND EXPENSES

8.01
Whether or not the transactions contemplated by this Addendum Nr. 2 and the Supplemental Security Documents or any of them take effect, the Borrower covenants and agrees to pay to the Bank on demand, on a full indemnity basis, all costs and expenses (including without limitation the fees and disbursements of the Bank's legal advisors) incurred by the Bank (i) in connection with the negotiation, preparation, execution and delivery of this Addendum Nr. 2 and of the Supplemental Security Documents and/or any other document executed pursuant hereto or thereto, (ii) in enforcing or attempting to enforce the provisions of this Addendum Nr. 2, and of the Supplemental Security Documents and/or any other document executed pursuant hereto or thereto and (iii) in preserving or protecting or attempting to preserve or protect the security created hereunder and/or under any other document executed pursuant hereto or thereto.

8.02
The Borrower covenants and agrees to pay and discharge all stamp duties, registration and recording fees and charges (if any) and any other charges whatsoever and wherever payable or due in respect of, and all losses, costs, expenses, damages, claims, demands, rights of set-off and/or any counterclaim directly or indirectly incurred by the Bank as a result of or in connection with this Addendum Nr. 2 and of the Supplemental Security Documents and/or any other document executed pursuant hereto or thereto.

9	HEADINGS AND COUNTERPARTS

9.01
The headings in this Addendum Nr. 2 are for the purpose of reference only, and shall not limit or otherwise affect any of the terms hereof. This Addendum Nr. 2 may be executed in any number of counterparts. Any single counterpart or set of counterparts signed, in either case, by all the parties hereto shall constitute a full and original agreement for all purposes.

10	CONTINUATION OF THE PRINCIPAL AGREEMENT AND OTHER SECURITY DOCUMENTS

10.01
Subject to the amendments to the Principal Agreement set out in or to be made pursuant to this Addendum Nr. 2 and such further modifications (if any) thereof as may be necessary to make same consistent with the terms of this Addendum Nr. 2 or the documents supplementing and amending same (as the case may be) the Loan Agreement and the other Security Documents shall remain in full force and effect and, without prejudice to the generality of the foregoing, the Security Documents shall continue to secure the obligations of the Obligors under the Principal Agreement as supplemented and amended by this Addendum Nr. 2.

10.02
Without prejudice to the generality of the foregoing, the Corporate Guarantors hereby confirm and acknowledge that each of them fully agrees to the terms of this Addendum Nr. 2 (including the release of the Released Guarantors contained in Clause 7.01.02 hereof), and the provision of the Supplemental Security Documents referred to herein and that the Corporate Guarantees of the Corporate Guarantors are and remain in full force and effect securing all the obligations of the Borrower to the Bank under the Principal Agreement as amended and supplemented by this Addendum Nr. 2 and as it may be further amended, varied or supplemented.

11	FURTHER ASSURANCE

11.01
The Borrowers and the Corporate Guarantors agree with the Bank to execute, deliver and, if appropriate, register at their own expense any and all such further assurances or documents as the Bank may require for the purpose of more fully carrying into effect the purposes of this Addendum Nr. 2 and/or ensuring that the Bank's security is maintained.

12	JOINT AND SEVERAL LIABILITY

12.01
Each of the obligations of the Borrower and the Corporate Guarantors hereunder are joint and several. Neither the Borrower's obligations nor the Corporate Guarantors' obligations shall in any way be avoided, discharged or released or otherwise adversely affected if for any reason whatsoever (i) any one of the Corporate Obligors does not become a party to this Addendum Nr. 2 or any of the Supplemental Security Document or is at any time not effectively bound by the terms hereof or thereof or (ii) this Addendum Nr. 2 or any of the Supplemental Security Document or the liabilities of any

Obligor are at any time in any way or to any extent avoided invalidated discharged released or otherwise adversely affected. For the purpose of this Addendum Nr. 2 and the Supplemental Security Documents, the agreement by one Obligor with the Bank to any matter or thing shall be deemed to be agreement of all the Obligors who shall be bound accordingly.

13	NOTICES

13.01	Clause 16 (Notices) of the Principal Agreement as amended by virtue of this Addendum Nr. 2 shall apply to this Addendum Nr. 2 as if the same was set out in full herein.

14	APPLICABLE LAW-JURISDICTION

14.01	This Addendum Nr. 2 shall be governed by, and construed in accordance with English Law.

14.02	Subject to Clause 14.03, the High Court of Justice in England shall have non-exclusive jurisdiction to settle any disputes, which may arise out of or in connection with this Addendum Nr. 2.

14.03	Clause 14.02 is for the exclusive benefit of the Bank, which reserves the right:

14.03.01
to commence proceedings in relation to any matter which arises out of or in connection with this Addendum Nr. 2 in the courts of Piraeus, of the Republic of Greece and/or any country other than England or Greece and which have or claim jurisdiction to that matter; and

14.03.02	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or Greece or without commencing proceedings in England or Greece.

14.04
The Obligors hereby irrevocably designate and appoint Mr. Patrick Hawkins of Messrs Hill Taylor Dickinson, of 2, Defteras Merarchias Street 185 35 Piraeus, Greece, as agent for the service of process ("antiklitos") upon whom any judicial process may be served and agrees to consider any legal process or any demand or notice made served by or on behalf of the Bank on the said agent as being made to the Obligors. The designation of such an authorized agent ("antiklitos") shall remain irrevocable throughout the whole Security Period.

14.05
The Obligors hereby irrevocably designate and appoint Messrs Hill Taylor Dickinson, presently located at Irongate House, Duke's Place, London EC3A 7LP, London, England, to act as its agent to receive and accept on their behalf any process or other document relating to any proceedings in the English courts which are connected with this Addendum Nr. 2 and the Supplemental Security Documents

14.06	Nothing in this Clause 14 shall exclude or limit any right, which the Bank may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

14.07	In this Clause 14, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure or enforcement court order (diatagi pliromis).

EXECUTION PAGE

IN WITNESS of which this Deed has been duly executed and delivered the day and year first before written.

SIGNED and DELIVERED	)
as a DEED	)
by XINGANG SHIPPING LTD	)
acting by	)
Mrs. Sterania Karmiri	)
its duly authorised	)
Attorney in Fact	)
in the presence of:	)

Witness signature:…………………………
Name:
Address:

SIGNED and DELIVERED	)
as a DEED	)
by DIANA TRADING LTD.	)
acting by	)
Mrs. Sterania Karmiri	)
its duly authorised	)
Attorney in Fact	)
in the presence of:	)

Witness signature:…………………………
Name:
Address:

SIGNED and DELIVERED	)
as a DEED	)
by EUROSEAS LTD.	)
acting by	)
Mrs. Sterania Karmiri	)
its duly authorised	)
Attorney in Fact	)
in the presence of:	)

Witness signature:…………………………
Name:
Address:

SIGNED and DELIVERED	)
as a DEED	)
by ALCINOE SHIPPING LIMITED	)
acting by	)
Mrs. Sterania Karmiri	)
its duly authorised	)
Attorney in Fact	)
in the presence of:	)

Witness signature:…………………………
Name:
Address:

SIGNED and DELIVERED	)
as a DEED	)
by GREGOS SHIPPING LIMITED	)
acting by	)
Mrs. Sterania Karmiri	)
its duly authorised	)
Attorney in Fact	)
in the presence of:	)

Witness signature:…………………………
Name:
Address:

SIGNED and DELIVERED	)
as a DEED	)
by HSBC BANK PLC	)
acting by	)
Mr. Antonis Lamnides	)
its duly authorised	)
Attorney in Fact	)
in the presence of:	)

Witness signature:…………………………
Name:
Address: